Exhibit 99

Family Dollar Announces $250 Million Accelerated Share Repurchase

MATTHEWS, N.C.--(BUSINESS WIRE)--October 6, 2010--Family Dollar Stores, Inc. (NYSE: FDO) announced today it entered into an accelerated share repurchase agreement with Wells Fargo Bank, N.A. under which the Company will repurchase shares of its common stock. The Company is repurchasing shares under the agreement as part of its previously announced $750 million share repurchase authorization.

Under the accelerated share repurchase agreement, the Company will pay an aggregate of $250 million to the bank on October 7, 2010, for a number of shares that will be determined based on average prices of the Company’s common stock during a specified period. The Company is funding the repurchase with cash on hand.

As the repurchase of common stock is expected to be accretive to earnings per share, the Company is updating its earnings guidance. Earnings per diluted share, including the impact of this $250 million share buyback, are now expected to be in the range of $3.04 to $3.24 per diluted share for fiscal 2011.

The Company's outlook for fiscal 2011 is based on the following assumptions, which may or may not prove valid and does not reflect any additional stock repurchases or any incremental borrowings:

  An increase in net sales of between 8% and 10%;
  An increase in comparable store sales of between 5% and 7%;
  Approximately 300 new store openings and 80-100 store closings;
  An increase in the operating margin based on flat gross margin and lower SG&A expenses, all as a percentage of sales;
  An effective income tax rate of approximately 36.5%;
  Weighted average diluted shares of approximately 127 million; and
  Capital expenditures of between $300 million and $350 million.

For the first quarter of fiscal 2011, the Company expects that comparable store sales will increase between 5% and 7% and that earnings per diluted share will be between $0.56 and $0.61 per share.

Cautionary Statements

Certain statements contained in this press release are "forward-looking statements" that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, the Company's investment and financing plans, net sales, comparable store sales, cost of sales, SG&A expenses, earnings per diluted share, dividends and share repurchases. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

About Family Dollar

Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,800 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

CONTACT:
Family Dollar Stores, Inc.
INVESTOR CONTACT:
Kiley F. Rawlins, CFA, 704-849-7496
krawlins@familydollar.com
or
MEDIA CONTACT:
Josh Braverman, 704-814-3447
jbraverman@familydollar.com